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                                                                   Exhibit 10.14



                              EMPLOYMENT AGREEMENT

MADE by and between: SEEC, INC. a Pennsylvania Corporation, ("SEEC" hereinafter); and ALAN PARNASS, an individual, ("EMPLOYEE" hereinafter):

RECITALS:

A. SEEC is in the business of developing and marketing software and related services;

B. EMPLOYEE is presently employed by Mozart Systems Corporation ("MOZART"), a wholly owned subsidiary of SEEC, under an Employment Agreement dated August 3, 1999;

C. EMPLOYEE has given notice of termination of his employment with Mozart and wishes to become a part time employee of SEEC, on the terms and conditions specified herein, and SEEC is agreeable to so employing EMPLOYEE;

NOW, THEREFORE, in consideration of the covenants contained herein, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:


ARTICLE I. EMPLOYMENT

SECTION 1. Commencement. As requested by EMPLOYEE, his employment with Mozart will terminate at close of business on February 4, 2001. EMPLOYEE's employment with SEEC will commence on February 5, 2001, and shall continue in full force and effect until this Agreement is terminated in accordance with its provisions. EMPLOYEE will be paid by Mozart for any accrued but unused vacation time through February 4, 2001, based on the normal vacation rules applicable to EMPLOYEE's Mozart employment.

SECTION 2. Scope. EMPLOYEE will be employed by SEEC in an Executive capacity, to perform such duties and responsibilities as SEEC's Board of Directors or SEEC's President or his designee may from time to time specify. EMPLOYEE's title will be determined by SEEC's President. Initially, EMPLOYEE's duties are outlined in Attachment 1 which is a part of this Agreement. SEEC expressly reserves the right, in its sole discretion, to make changes to EMPLOYEE's duties and responsibilities at any time, and from time to time.

SECTION 3. Part Time Employment. EMPLOYEE shall be employed on a part time basis as requested by SEEC. Every ninety (90) days or so, EMPLOYEE and SEEC will arrive at a mutually agreed to program which will include EMPLOYEE's goals and responsibilities. EMPLOYEE will be free to establish his working times on an hourly basis within the constraints of the mutually agreed to schedule, and subject to the requirements of the responsibilities assumed by EMPLOYEE. However, EMPLOYEE will not be paid for more than one hundred and fifty (150) hours per quarter without SEEC's written approval. The adoption of a mutually agreed to ninety (90) days program will not affect or impair the right of either party to terminate this Agreement on thirty (30) days' written notice as specified in this Agreement.

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                                              Alan Parnass Employment Agreement
                                                                        Page 2.

SECTION 4. Non-Compete Covenant. This Non-Compete Covenant applies only while EMPLOYEE is employed by SEEC.

A. As used in this Section, the following words shall have the following meanings at the times in question: (i) the word "person" includes individuals and also corporate and other business entities, (ii) the word "SEEC" includes worldwide, any company in the SEEC group of companies, including but not limited to, SEEC, any parent company, any company that enjoys any common ownership with SEEC, and any subsidiary of any of the foregoing.

B. While EMPLOYEE is employed by SEEC, EMPLOYEE shall use his best efforts to further the best interests and welfare of SEEC. EMPLOYEE may work for himself, and/or for others, but agrees that while he is employed by SEEC, he will not, directly or indirectly:

     i. perform, directly or indirectly, any work or services whatsoever for himself or for any third person, which work or services are in competition with any SEEC technology or services, including but not limited to technology or services which are in the planning phase, without the written authorization of SEEC, which authorization SEEC may in its sole discretion refuse;

     ii. perform, directly or indirectly, any work or services for any competitor of SEEC, without the written authorization of SEEC, which authorization SEEC may in its sole discretion refuse;

     iii. induce or attempt to persuade any employee of SEEC to terminate such employment; or

     iv. utilize, other than for SEEC business, any SEEC's customer lists, business plans, financial information, technical know-how, or other proprietary information of SEEC, or of any employee, customer, client, consultant, business partner, or licensee of SEEC;

C. EMPLOYEE agrees to inform SEEC in writing of all persons with or for whom EMPLOYEE is directly or indirectly involved in an actual or potential business relationship, while EMPLOYEE is employed by SEEC.

D. EMPLOYEE agrees that any breach of any provision of this Section will cause SEEC harm for which money damages will be inadequate. Therefore EMPLOYEE agrees that in addition to other available remedies, SEEC will be entitled to temporary or permanent injunctive relief, without posting bond, to restrain such breach.

SECTION 5. EMPLOYEE agrees to abide by (i) such lawful employment policies and regulations as SEEC may from time to time adopt, and (ii) such lawful instructions and directions to EMPLOYEE as SEEC may give, from time to time.

SECTION 6. Office. EMPLOYEE's principal place of employment will be42 Elk Lane, Avon CO, or such other places as SEEC's needs may from time to time require. SEEC facilities and property, including but not limited to, telephone, commercial carrier accounts, and other facilities and amenities, will be used by EMPLOYEE only for SEEC's business purposes.

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                                              Alan Parnass Employment Agreement
                                                                        Page 3.


ARTICLE II.  COMPENSATION, FRINGE BENEFITS AND STOCK OPTIONS

SECTION 1. Pay. EMPLOYEE's gross pay will be Three Hundred Twelve Dollars and Fifty Cents ($312.50) per hour worked at SEEC's request, to be paid, subject to appropriate withholdings, in periodic payments in arrears, in accordance with SEEC's normal payroll practices then in effect, based on time sheets turned in by EMPLOYEE at least five (5) business days before the normal pay date. Time sheets for days worked after the aforesaid cutoff date will be included in the next pay date if timely submitted. As part of SEEC's management team, EMPLOYEE will not be entitled to any pay at overtime rates. If EMPLOYEE is required to travel, (i) time spent in transit outside of the west coast area, or (ii) time in excess of one hour (60 minutes) per day spent in transit in the west coast area, will be compensable at fifty (50%) per cent of EMPLOYEE's normal hourly rate. Time spent after arrival will not be compensable unless actually worked.

SECTION 2. Expense Reimbursements. SEEC will reimburse EMPLOYEE in accordance with, SEEC's expense reimbursement policies, for all reasonable travel and other expenses which EMPLOYEE incurs due to activities required by SEEC.

SECTION 3. Fringe Benefits. EMPLOYEE and spouse may participate in SEEC's Employee health and dental programs at the husband and wife coverage category, at SEEC's sole cost. EMPLOYEE will not be entitled to any paid vacation, sick leave, or paid holidays. EMPLOYEE shall be entitled to participate in SEEC's 401K plan, and in all other plans for which he qualifies. EMPLOYEE will not be entitled to participate in any plan or benefit for which he is ineligible because of his part time status, under the generally applicable rules and regulations of such plans or benefits.

SECTION 4. Stock Options. Mozart's Stock Options obligations, specified in
Article II, Section 5 of the Employment Agreement between Mozart and EMPLOYEE, will be assumed by SEEC while this Employment Agreement between EMPLOYEE and SEEC is in effect, and the termination of EMPLOYEE's employment status with Mozart (i) shall not result in the loss of unvested stock options under the aforesaid Article II, Section 5, and (ii) shall not trigger any obligation by EMPLOYEE to purchase vested options under pain of forfeiture, due to termination of employment with Mozart.

SECTION 5. No Other Compensation or Benefits. Except for benefits required by law, EMPLOYEE shall not be entitled to any other compensation, or other fringe benefits, not specifically set forth in this Agreement.


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                                              Alan Parnass Employment Agreement
                                                                        Page 4.

ARTICLE III. INVENTIONS AND PROPRIETARY INFORMATION.

SECTION 1. EMPLOYEE hereby agrees, that all of the provisions of EMPLOYEE's Invention Assignment and Proprietary Information Agreement ("IAPIA") between EMPLOYEE and Mozart, with an Effective Date of August 5, 1999, shall survive termination of EMPLOYEE's employment relationship with Mozart, and in addition, all such provisions are incorporated into this Employment Agreement with SEEC, Inc., by reference, as though fully set forth herein, except that each reference to "Company", "Mozart" or Mozart Systems Corporation" in the IAPIA shall be deemed to mean and include "SEEC, Inc., and companies in the SEEC group of companies. Proprietary Information which is subject to the confidentiality and use restrictions of the IAPIA shall include (without being limited to), information received from Customers of SEEC and Customers of any company in the SEEC group of companies. This Article shall survive termination of this Agreement.



ARTICLE IV. TERM AND TERMINATION

SECTION 1. This Agreement will commence on its Effective Date and will continue in full force and effect until terminated in accordance with its terms. In the event certain provisions of this Agreement are changed by written agreement of the parties from time to time, all other provisions not specifically changed in writing shall be deemed to continue in full force and effect.

SECTION 2. Either party may terminate this Agreement at any time, with or without cause, upon thirty (30) days written notice. However, SEEC may terminate this Agreement at any time for "Good Cause" with immediate effect upon giving written notice to Employee. For purposes of this Agreement, "Good Cause" shall mean: (a) embezzlement, theft, larceny, or material fraud by EMPLOYEE, (b) gross neglect or intentional disregard of EMPLOYEE's duties under this Agreement or any other violation by EMPLOYEE of this Agreement or of the Invention Assignment and Proprietary Information Agreement, (c) gross insubordination or repeated insubordination after receipt of written warning from SEEC.

SECTION 3. Except as specified to the contrary in this Agreement, the following provisions shall survive termination of this Agreement:

(1) Article III relating to EMPLOYEE's Invention Assignment and Proprietary Information Agreement;

(2) Any obligation of SEEC to make any payments to EMPLOYEE which have accrued, but not been paid, through date of termination; and

(3) The provisions of this Section, and Article V, Miscellaneous, and any other provision to the extent necessary to determine or enforce any pre-termination right arising out of this Agreement.

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                                              Alan Parnass Employment Agreement
                                                                        Page 5.


ARTICLE V. MISCELLANEOUS

SECTION 1. Notices. Any notices permitted or required to be sent under the terms of this Agreement shall be sent to the parties as follows, or to such new address as a party may designate in writing. If a party is aware that the following address is incorrect, the party shall send written notices to both the address set forth below, and to the last known address of the other party.

To SEEC at:                                To EMPLOYEE at:

Park West One, Suite 200                   475 Roblar Avenue,
1500 Cliff Mine Road,                      Hillsborough, CA  94010,
Pittsburgh, PA 15275,
Attention: The President, with a copy
To the Treasurer and CFO.

SECTION 2. Binding Arbitration and Limitations of Actions. The parties agree that all claims, disputes and other matters in question between them, arising out of or related to EMPLOYEE's employment, and to this Agreement, and the rights, duties and obligations arising thereunder or the breach thereof, whether sounding in contract, tort, or any other cause of action, shall be decided by common-law arbitration exclusively in Pittsburgh, PA, in accordance with the Rules of the American Arbitration Association then prevailing, unless the parties mutually agree otherwise; Provided however, in addition to other available remedies, SEEC shall have the right to obtain temporary, preliminary or permanent injunctive relief from a court of appropriate jurisdiction without necessity for posting bond; Provided further, if either party would be entitled to join a third party in any cause of action brought before a court of applicable jurisdiction, then in the interests of judicial economy, either party may litigate all disputes against the other party to this Agreement and any third party in one action before a court of appropriate jurisdiction. The parties agree that with regard to all claims, disputes and remedies, arising out of this Agreement, the American Arbitration Association, and the Federal and State Courts in Pittsburgh, PA and applicable appellate courts, shall have jurisdiction over their persons. This Agreement shall not be construed as a consent to arbitrate any dispute with any person who is not party to this Agreement. Except for causes of action arising out of ARTICLE III, relating to Inventions, Discoveries and Improvements, no cause of action arising out of, or related to, this Agreement, whether sounding in contract, tort, or any other cause of action, shall be brought by either party, more than two (2) years after it accrues.

SECTION 3. Rights and Remedies. Except as provided in Section 2 above of this Article, the duties and obligations imposed by this Agreement, and the rights and remedies available hereunder, shall be in addition to and not in limitation of, any duties, obligations, rights and remedies otherwise imposed or available in law or in equity.

SECTION 5. Governing Law. This Agreement shall be governed by Pennsylvania law, excluding its conflict of laws provisions.

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                                              Alan Parnass Employment Agreement
                                                                        Page 6.


SECTION 6. Waiver. No action or failure to act by either party shall constitute a waiver of any right or duty accorded to any of them under this Agreement, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach hereunder, except as may be specifically agreed in writing.

SECTION 7. Integration and Amendments. This Agreement supersedes and replaces all prior terms and conditions pertaining to employment, between the parties. The terms and conditions contained herein constitute the full understanding of the parties, a complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement on the subject of employment of EMPLOYEE. No conditions, representations, understandings, or agreements, not contained herein, and purporting to modify, waive, vary, explain or supplement the terms or conditions of this contract shall be binding unless hereafter made in writing and signed by the parties.

SECTION 8. Successors and Assigns. This, being an Agreement for personal services, it cannot be assigned by EMPLOYEE. Any attempted assignment by EMPLOYEE of the rights and obligations created by this Agreement shall be void. SEEC may at any time assign its rights, obligations and interests in this Agreement. Except as provided to the contrary herein, the terms and conditions of this Agreement shall be binding on the parties, their respective executors, personal representatives, heirs, successors in interest and assigns.

EFFECTIVE DATE:  FEBRUARY 2, 2001.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the Effective Date.

ATTEST:                                         SEEC, INC.


By: /s/ Richard J. Goldbach                     By: /s/ Ravindra Koka
    -----------------------                         -----------------
    Treasurer and CFO                               President and CEO


WITNESS:                                        EMPLOYEE:


/s/ Kim I. Parnass                              /s/ Alan Parnass
------------------                              ----------------
Kim I. Parnass                                  Alan Parnass.


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                                              Alan Parnass Employment Agreement
                                                                        Page 7.


                                  ATTACHMENT 1.



              INITIAL DUTIES AND RESPONSIBILITIES OF ALAN PARNASS.


The following comprise the initial duties and responsibilities of Alan Parnass under the foregoing Employment Agreement. These duties and responsibilities may be changed by SEEC at any time and from time to time, as specified in the Agreement. Alan Parnass will:

1. Continue with Product Management in an advisory capacity and provide technical product information as needed;

2. Continue to manage SEEC's business relationship with alliance partners, while pursuing additional relationships with others designated by SEEC;

3. Participate in business and technology strategy and planning, and in defining company positioning and marketing strategy;

4. Be a Liaison with industry analysts, and at SEEC's request, participate in industry meetings to assess technology trends and represent SEEC in these events;

5. At SEEC's request, deliver executive level presentations to partners, customers and others;

6. Assist SEEC in hiring a Director of Strategic Alliances, who will take over the daily management of certain partner relationships. Supervise and direct this Director of Strategic Alliances, who will be located in SEEC's Burlingame office;

7. At SEEC's request, attend trade shows, and perform such other functions and duties as may from time to time be assigned to him by SEEC's Board of Directors, its President, or other officer of SEEC.



                              [END OF ATTACHMENT 1]



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